Exhibit 3.21

0-0434543 FILED 12:50 pm EFFECTIVE AUG 11 1997 ELAINE F. MARSHALL SECRETARY OF STATE NORTH CAROLINA

ARTICLES OF INCORPORATION

OF

US LEC OF FLORIDA INC.

The undersigned adopts these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina.

1. The name of the corporation shall be US LEC of Florida Inc.

2. The corporation shall have authority to issue one hundred thousand (100,000) shares of Common Stock having a par value of one cent ($.01) per share.

3. The street address, mailing address and county of the initial registered office of the corporation in North Carolina are 212 South Tryon Street, Suite 1540, Charlotte, Mecklenburg County, North Carolina 28218; and the name of the initial registered agent at such address is Tansukh v. Ganatra.

4. The name and address of the incorporator are:

Name	Address
Aaron D. Cowell, Jr.	NationsBank Corporate Center 100 North Tryon Street, Floor 47 Charlotte, NC 28202-4003

5. A director of the corporation shall not be personally liable for monetary damages for breach of any duty as a director except and only to the extent applicable law restricts the effectiveness of this provision. Any repeal or modification of this article shall be prospective only and shall not diminish the rights or expand the personal liability of a director of the corporation with respect to any act or omission occurring prior to the time of such repeal or modification.

This 5th day of August, 1997.

/s/ Aaron D. Cowell
Aaron D. Cowell

Certification# 86353474-1 Reference# 8488778-0 Page: 2 of 2